Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information at the Company: Howard Sipzner, EVP and CFO Media Contact: David Schull 305-446-2700
FOR IMMEDIATE RELEASE:
Equity One Reports a 7.5% Increase in Second Quarter 2005 FFO per Share
NORTH MIAMI BEACH, FL, August 2, 2005 — Equity One, Inc. (NYSE:EQY), an owner, developer and operator of community and neighborhood shopping centers located in high growth markets in the southern United States and in the metropolitan Boston, Massachusetts area, announced today its financial results for the three and six month periods ended June 30, 2005 as follows:
Financial Highlights
•	Second quarter 2005 Funds from Operations (“FFO”) increased 14.1% to $32.4 million from $28.3 million in 2004, and FFO for the first six months of 2005 increased 14.0% to $63.0 million from $55.2 million in 2004;

•	Second quarter 2005 FFO per diluted share increased 7.5% to $0.43 from $0.40 in 2004, and FFO per diluted share for the first six months of 2005 increased 9.0% to $0.85 from $0.78 in 2004;

•	Second quarter net income increased 35.7% to $25.1 million from $18.5 million in 2004, and net income for the first six months of 2005 increased 21.0% to $46.9 million from $38.8 million in 2004;

•	Second quarter 2005 net income per diluted share increased 30.8% to $0.34 from $0.26 in 2004, and net income per diluted share for the first six months of 2005 increased 14.5% to $0.63 from $0.55 in 2004;

•	Completed the early repayment of $26.7 million of mortgage loans with an 8.5% average interest rate;

•	Achieved an interest expense coverage ratio of 3.5 times for the second quarter 2005; and

•	Our outstanding debt to market capitalization leverage is 36.6% as of June 30, 2005.
Operating Highlights
•	Produced a 4.4% increase in same property net operating income (“NOI”) and an overall NOI margin of 74.9% for the second quarter 2005;

•	Increased the average rental rate by 3.9% to $13.65 per square feet on 89 lease renewals aggregating 203,395 square feet in the second quarter 2005, resulting in a 4.4% year-to-date 2005 increase on 399,271 square feet of total renewals;

•	Executed 82 new leases totaling 511,440 square feet at an average rental rate of $7.57 per square foot representing a 19.4% spread for new leases versus lost leases in the second quarter of 2005, and for the first six months of 2005 achieved an overall increase of 24.9% for 168 new leases totaling 851,720 square feet at a $9.39 rate per square foot; and

•	Increased the occupancy rate in the stabilized core portfolio to 93.7% at June 30, 2005 from 92.5% at June 30, 2004.
Investment Activities
•	Acquired one shopping center for $22.0 million in the second quarter 2005, and year-to-date 2005 acquisitions total $36.9 million;

•	Sold one non-core property for $13.6 million in the second quarter 2005 generating a $3.8 million gain, bringing year-to-date 2005 dispositions and gains to $28.5 million and $5.4 million, respectively; and

•	Announced our intention to consider alternatives for our Texas and Louisiana portfolios, including a possible sale or joint venture.

“We are very pleased with our second quarter results,” stated Chaim Katzman, Chairman and Chief Executive Officer. “The combination of higher occupancy and underlying economic strength in our target markets continues to drive our leasing performance with an average increase of 3.9% on our renewal rates and 19.4% on our new lease rates. Our existing development program is proceeding as expected and we are attempting to expand its scope, with meaningful progress on completions, construction activity and new project initiatives. Our financial condition continues to be strong with record or near-record metrics for operating margins, overall leverage and interest coverage, a high degree of financial flexibility and the recent affirmation by Moody’s Investors Service of a Baa3 investment grade rating on our senior unsecured debt with a positive outlook . We are engaged in an active asset management process incorporating a series of disposition activities to facilitate effective capital recycling, selective investments in our core markets and an ongoing effort to achieve greater utilization from our existing properties in transactions such as lease terminations. We remain optimistic about our future prospects and hope to continue to deliver superior results for our stockholders, debt providers and other constituencies.”
FINANCIAL OVERVIEW
For the three months ended June 30, 2005, FFO increased 14.1% to $32.4 million from $28.3 million for the comparable period in 2004. FFO per diluted share increased to $0.43 for the second quarter 2005 from $0.40 for the second quarter of 2004. Net income in the second quarter of 2005 increased 35.7% to $25.1 million from $18.5 million in the second quarter of 2004. Net income per diluted share increased to $0.34 for the second quarter of 2005 from $0.26 for the second quarter of 2004. Total rental revenues in the second quarter of 2005 increased 17.7% to $47.9 million from $40.8 million in the second quarter of 2004.
The quarter ended June 30, 2005 included a $3.8 million gain on the sale of real estate while the quarter ended June 30, 2004 included a $483,000 loss on the sale of real estate.
For the six months ended June 30, 2005, FFO increased 14.0% to $63.0 million from $55.2 million for the comparable period of 2004. FFO per diluted share increased 9.0% to $0.85 in the first six months of 2005 from $0.79 for the comparable period in 2004. Net income for the first six months of 2005 was $46.9 million, or $0.64 per diluted share, compared with $38.8 million in the first six months of 2004, or $0.55 per diluted share. Total rental revenues in the first six months of 2005 increased 17.8% to $94.3 million from $80.1 million in the first six months of 2004.
The six months ended June 30, 2005 included a $5.4 million gain on sale of real estate while the six months ended June 30, 2004 included a $1.6 million gain on sale of real estate.
The financial results from continuing operations exclude 62 properties that are held for sale as of June 30, 2005.
At June 30, 2005, our fully diluted market capitalization totaled $2.7 billion. We had $985.7 million of total debt (excluding any unamortized fair market premium/discount and net of cash), resulting in debt to total market capitalization of 36.6% and debt to gross real estate cost and securities investments of 48.2%.
PORTFOLIO OVERVIEW
As of June 30, 2005, our stabilized core portfolio was 93.7% occupied, up from 92.5% at June 30, 2004. As of June 30, 2005, we owned 189 properties consisting of 129 supermarket-anchored shopping centers, eight drug store-anchored shopping centers, 43 retail-anchored shopping centers, six development parcels and three commercial properties, as well as, a non-controlling interest in one unconsolidated joint venture.
At June 30, 2005, the average base rent per leased square foot for our stabilized core portfolio was $10.32, a 6.3% increase from $9.71 per square foot at June 30, 2004.

During the second quarter of 2005, we completed the early termination of six leases aggregating 472,296 square feet in exchange for a lump sum payment of $2.7 million. In the aggregate, these leases accounted for approximately $2.2 million of annualized rent, which loss will partially be offset by approximately $1.5 million of annualized rent from a variety of sub-tenants encompassing approximately 290,000 square feet of the space who following the termination of the master lease are now primary tenants of Equity One.
During the second quarter of 2005, we renewed 89 leases aggregating 203,395 square feet and increased the average rental rate 3.9% to $13.65 per square foot. We also signed 82 new leases aggregating 511,440 square feet and achieved a 19.4% leasing spread on new leases versus lost leases. Excluding lease termination revenues, our same property net operating income increased 4.0% in the second quarter of 2005 compared to the second quarter of 2004, incorporating 155 properties for which the occupancy rate declined to 93.5% from 94.3%.
During the first six months of 2005, we renewed 178 leases aggregating 399,271 square feet and increased the average rental rate 4.4% to $14.81 per square foot. We also signed 168 new leases aggregating 851,270 square feet and achieved a 24.9% leasing spread on new leases versus lost leases. Overall and excluding the effects of lease terminations, we gained approximately $1.3 million of annualized minimum rent in the first six months of 2005 incorporating renewals, new leases and departing tenants. Excluding lease termination revenues, our same property net operating income increased 4.0% for the six months ended June 30, 2005 compared to the six months ended June 30, 2004, incorporating 155 properties for which the occupancy rate declined to 93.5% from 94.3%.
ACQUISITIONS AND DISPOSITIONS
During the six months ended June 30, 2005, we acquired one shopping center and two development parcels of land as follows:

		Square Feet/	Purchase Price
Shopping Center	Location	Acres	(in thousands)
Sunlake Development Parcel	Tampa, FL	155 acres	$12,600
Winchester Plaza Development Parcel	Huntsville, AL	33 acres	2,326
Young Circle Shopping Center	Hollywood, FL	65,834	22,000

Total			$36,926

During the six months ended June 30, 2005, we sold two shopping centers as follows:

			Sales Price
Shopping Center	Location	Square Feet	(in thousands)
North River Village	North Ellenton. FL	177,128	$14,880
Big Curve	Yuma, AZ	126,402	13,640

Total			$28,520

As of June 30, 2005 we had 62 properties held for sale, including a 45-property portfolio comprising our Texas and Louisiana assets and a 15-property portfolio of smaller non-core assets throughout the southeast and two other properties. Subsequent to quarter end, the two individual properties were sold in two separate transactions for aggregate proceeds of $17.2 million.
DEVELOPMENTS AND REDEVELOPMENTS
As of June 30, 2005, we have over 15 development and redevelopment projects underway or in the planning stage totaling approximately $86.5 million of asset value, and based on current plans and estimates, requiring approximately $33.7 million of additional capital to complete beyond the $52.8 million already invested. These include:

•	Shops at Skylake in North Miami Beach, Florida, where we are in the process of adding a 33,000 square foot anchor store to the existing center;

•	Spalding Village in Griffin, Georgia, where we have reconfigured and redeveloped previously vacant anchor and other space and are completing the associated lease-up;

•	The development of three supermarket-anchored shopping centers, in Homestead, Florida, McDonough, Georgia, and Huntsville, Alabama on parcels of land that we currently own; and

•	The development of a 155 acre mixed use project encompassing a combination of retail, office and residential uses in Pasco County, north of Tampa, Florida.
These developments and redevelopments are scheduled for completion between the third quarter of 2005 and late 2007.
During the six month period ended June 30, 2005, we completed and leased a total of $7.1 million of development projects resulting in incremental annualized net operating income of approximately $628,000.
FFO AND EARNINGS GUIDANCE
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in Equity One’s reports filed with the Securities and Exchange Commission, we are maintaining our guidance for calendar year 2005 FFO per diluted share to a range of $1.64 to $1.68. We currently anticipate that the growth in our FFO in 2004 will come from a combination of internal growth from increased rents and the continued lease-up of vacant space, as well as incremental income from property acquisitions, developments and redevelopments offset by our ongoing asset sales program. This guidance is provided for information purposes and is subject to change. The following is a reconciliation of the calculation of FFO per diluted share and earnings per diluted share:

Guidance for 2005		Range
Earnings per diluted share	$1.14	to	$1.17
Less: gain on sale of real estate	(0.07)	to	(0.07)
Plus: real estate depreciation	0.57	to	0.58

FFO per diluted share	$1.64	to	$1.68

For guidance purposes, we have assumed no additional gains from the sale of real estate, beyond those already reported through June 30, 2005.
ACCOUNTING AND OTHER DISCLOSURES
We believe Funds from Operations (“FFO”) (combined with the primary GAAP presentations) is a useful, supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, particularly REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”
FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT states further that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our operating performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is not an alternative to cash flow as a measure of liquidity, and (iv) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.
CONFERENCE CALL/VIDEO WEB CAST INFORMATION
We will host a conference call on Wednesday, August 3, 2005 at 1:00 p.m. EDT to discuss our performance for the three and six month periods ended June 30, 2005. The call will be web-cast and can be accessed in a listen-only mode at Equity One’s web site at www.equityone.net. Investors may also join the call by dialing 877-531-9985 (U.S./Canada) or 706-679-3073 (international). No passcode is required.
If you cannot participate during the call, a replay will be available following the call on our web site. You may also access the replay by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (international) using pass code 7442568. The telephone replay will be available through August 17, 2005.
FOR ADDITIONAL INFORMATION
For a copy of our second quarter supplemental information package, please access the “Financial Reports” section in our web site at www.equityone.net. To be included in our e-mail distributions for future press releases and other company notices, please send your e-mail address to Feryal Akin at fakin@equityone.net.
LOOKING AHEAD — THIRD QUARTER CONFERENCE CALL
We anticipate that we will release our third quarter earnings on Tuesday, November 8, 2005, after the market close and will host our third quarter conference call on Wednesday, November 9, 2005 at 1:00 p.m. EST. We expect to issue a press release in advance of these events to confirm the dates and provide all related information.
FORWARD LOOKING STATEMENTS
Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include changes in macro-economic conditions and the demand for retail space in Florida, Texas, Georgia, Massachusetts and the other states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; continuing supply constraints in its geographic markets; the availability of properties for acquisition; the success of its efforts to lease up vacant space; the effects of natural and other disasters; the ability of Equity One successfully to integrate the operations and systems of acquired companies and properties; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
Operating Data	2005	2004	2005	2004
Total Rental Revenues	$47,972	$40,763	$94,310	$80,084

Net Income	$25,143	$18,535	$46,933	$38,774

Earnings per share (basic)	$0.34	$0.27	$0.64	$0.56

Earnings per share (diluted)	$0.34	$0.26	$0.63	$0.55

Number of shares used in computing earnings per share:
Basic	73,636	69,711	73,341	69,413

Diluted	74,656	71,419	74,377	71,211

Reconciliation of Net Income to Funds from Operations
Funds from Operations is a non-GAAP financial measure. We believe that FFO, as defined by NAREIT, is a widely used and appropriate supplemental measure of performance for equity REITs, and that it provides a relevant basis for comparison among REITs.
The following table reflects the reconciliation of FFO to net income, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended		For the six months
	June 30,		ended June 30,
	2005	2004	2005	2004
Net income	$25,143	$18,535	$46,933	$38,774
Adjustments:
Rental property depreciation and amortization	10,938	9,089	21,384	17,521
(Gain)loss on sale of real estate	(3,757)	483	(5,372)	(1,552)
Minority interest	27	174	54	373
Other items:
Pro-rata share of real estate depreciation from joint ventures	—	66	—	130

Funds from operations	$32,351	$28,347	$62,999	$55,246

EQUITY ONE, INC.
UNAUDITED SUMMARY FINANCIAL INFORMATION
(In thousands)

Reconciliation of Earnings per Diluted Share to Funds from Operations per Diluted Share
The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	For the three months ended		For the six months
	June 30,		ended June 30,
	2005	2004	2005	2004
Earnings per diluted share*	$0.34	$0.26	$0.63	$0.55
Adjustments:
Depreciation and amortization related to rental properties	0.14	0.13	0.29	0.25
(Gain)loss on sale of real estate	(0.05)	0.01	(0.07)	(0.02)
Other items:
Pro-rata share of real estate depreciation from joint ventures	—	—	—	—

Funds from operations per diluted share	$0.43	$0.40	$0.85	$0.78

*	Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) which are convertible to shares of our common stock.

	June 30,	December 31,
Balance Sheet	2005	2004
Investments in real estate (before accumulated depreciation)	$1,974,406	$1,969,621

Total assets	$2,015,369	$1,992,292

Mortgage notes payable	$454,203	$495,056

Revolving credit facilities	$179,387	$147,000

Unsecured senior notes payable	$347,310	$347,261

Total liabilities before minority interests	$1,058,104	$1,059,507

Stockholders’ equity	$955,828	$931,388

Total liabilities, minority interests and stockholders’ equity	$2,015,369	$1,992,292